CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Forms S-3 and S-8, of Beta Oil & Gas, Inc., of our report dated February 19, 2000, except for Note 4 and 12 which are as of March 20, 2001, relating to the consolidated balance sheets as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Beta Oil & Gas, Inc.

/s/ Hein + Associates LLP HEIN + ASSOCIATES LLP Certified Public Accountants Orange, California March 29, 2001